SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13D

Under the Securities Exchange Act of 1934
(Amendment No. 8)*

eGain Communications Corporation
(Name of Issuer)

Common Stock, Par Value $.001 Per Share
(Title of Class of Securities)

282225C103
(CUSIP Number)

John C. Kennedy, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
(212) 373-3025
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

October 25, 2011
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

All ownership percentages set forth herein are based on there being 24,323,242 shares of Common Stock outstanding unless otherwise specified herein.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 282225C103	SC 13D	Page 2 of 27

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Oak Hill Capital Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 5,212,475
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 5,212,475
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,212,475(1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 21.4%(2)
14	TYPE OF REPORTING PERSON PN

(1)
5,212,475 shares of Common Stock are owned directly by Oak Hill Capital Partners, L.P., through its general partner, OHCP GenPar, L.P., through OHCP GenPar, L.P.’s general partner, OHCP MGP, LLC.  See Item 5(a) herein.

(2)	Assumes that there are 24,323,242 shares of Common Stock outstanding as of October 20, 2011.

CUSIP No. 282225C103	SC 13D	Page 3 of 27

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Oak Hill Capital Management Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 133,654
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 133,654
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 133,654(3)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5%(4)
14	TYPE OF REPORTING PERSON PN

(3)
133,654 shares of Common Stock are owned directly by Oak Hill Capital Management Partners, L.P., through its general partner, OHCP GenPar, L.P., through OHCP GenPar, L.P.’s general partner, OHCP MGP, LLC.  See Item 5(a) herein.

(4)	Assumes that there are 24,323,242 shares of Common Stock outstanding as of October 20, 2011.

CUSIP No. 282225C103	SC 13D	Page 4 of 27

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON OHCP GenPar, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 5,346,129
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 5,346,129
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,346,129(5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 22.0%(6)
14	TYPE OF REPORTING PERSON PN

(5)
OHCP GenPar, L.P. beneficially owns the following shares of Common Stock:  (i) 5,212,475 shares of Common Stock in its capacity as general partner of Oak Hill Capital Partners, L.P.; and (ii) 133,654 shares of Common Stock in its capacity as general partner of Oak Hill Capital Management Partners, L.P.  See Item 5(a) herein.

(6)	Assumes that there are 24,323,242 shares of Common Stock outstanding as of October 20, 2011.

CUSIP No. 282225C103	SC 13D	Page 5 of 27

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON OHCP MGP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 5,346,129
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 5,346,129
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,346,129(7)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 22.0%(8)
14	TYPE OF REPORTING PERSON OO

(7)	See footnote (5) to page relating to OHCP GenPar, L.P. Power is exercised by OHCP MGP, LLC in its capacity as general partner of OHCP GenPar, L.P.

(8)	Assumes that there are 24,323,242 shares of Common Stock outstanding as of October 20, 2011.

CUSIP No. 282225C103	SC 13D	Page 6 of 27

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Oak Hill Venture Fund I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 785,820
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 785,820
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 785,820(9)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.2%
14	TYPE OF REPORTING PERSON PN

(9)
785,820 shares of Common Stock are owned directly by Oak Hill Venture Fund I, L.P. through its general partner, OHVF GenPar I, L.P., through OHVF GenPar I, L.P.’s general partner, OHVF MGP I, LLC.  See Item 5(a) herein.

CUSIP No. 282225C103	SC 13D	Page 7 of 27

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON OHVF GenPar I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 785,820
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 785,820
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 785,820(10)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.2%
14	TYPE OF REPORTING PERSON PN

(10)	Power is exercised by OHVF GenPar I, L.P. in its capacity as general partner to Oak Hill Venture Fund I, L.P. and through its general partner, OHVF MGP I, LLC.

CUSIP No. 282225C103	SC 13D	Page 8 of 27

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON OHVF MGP I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 785,820
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 785,820
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 785,820(11)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.2%
14	TYPE OF REPORTING PERSON OO

(11)
See footnote (10) to page relating to OHVF GenPar I, L.P.  Power is exercised by OHVF MGP I, LLC in its capacity as general partner to OHVF GenPar I, L.P. and through its sole member, FW Group GenPar, Inc.

CUSIP No. 282225C103	SC 13D	Page 9 of 27

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON FW Group GenPar, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 785,820
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 785,820
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 785,820(12)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.2%
14	TYPE OF REPORTING PERSON CO

(12)	See footnote (11) to page relating to OHVF MGP I, LLC. Power is exercised by FW Group GenPar, Inc. in its capacity as sole member of OHVF MGP I, LLC.

CUSIP No. 282225C103	SC 13D	Page 10 of 27

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON FW Investors V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,921,718
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,921,718
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,921,718(13)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.9%(14)
14	TYPE OF REPORTING PERSON PN

(13)	1,921,718 shares of Common Stock are owned directly by FW Investors V, L.P., through its general partner, FW Management II, LLC. See Item 5(a) herein.

(14)	Assumes that there are 24,323,242 shares of Common Stock outstanding as of October 20, 2011.

CUSIP No. 282225C103	SC 13D	Page 11 of 27

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON FW Management II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,921,718
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,921,718
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,921,718(15)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.9%(16)
14	TYPE OF REPORTING PERSON OO

(15)
See footnote (13) to page relating to FW Investors V, L.P.  Power is exercised by FW Management II, LLC in its capacity as general partner to FW Investors V, L.P. through its sole member, J. Taylor Crandall.

(16)	Assumes that there are 24,323,242 shares of Common Stock outstanding as of October 20, 2011.

CUSIP No. 282225C103	SC 13D	Page 12 of 27

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Robert M. Bass
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 283,315
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 283,315
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 283,315(17)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.2%
14	TYPE OF REPORTING PERSON IN

(17)	Represents the shares of Common Stock that are beneficially owned as a result of a previous distribution from FW Ventures I, L.P.

CUSIP No. 282225C103	SC 13D	Page 13 of 27

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Capital Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 70,727(18)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 70,727
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 70,727
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON PN

(18)
Represents the shares of Common Stock that are beneficially owned as a result of a previous distribution by FW Ventures I, L.P.  Power is exercised by Capital Partnership through its managing partner, Margaret Lee Bass 1980 Trust.

CUSIP No. 282225C103	SC 13D	Page 14 of 27

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON David G. Brown
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 16,166
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 16,166
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,666(19)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%(20)
14	TYPE OF REPORTING PERSON IN

(19)
Represents 16,166 shares of Common Stock that are beneficially owned as a result of a previous distribution by FW Ventures I, L.P. and 2,500 shares of Common Stock that would be beneficially owned upon exercise of director options held by Mr. Brown.

(20)	Assumes that there are 24,323,242 shares of Common Stock outstanding as of October 20, 2011.

CUSIP No. 282225C103	SC 13D	Page 15 of 27

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Mark A. Wolfson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 16,166
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 16,166
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,666(21)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%(22)
14	TYPE OF REPORTING PERSON IN

(21)
Represents 16,166 shares of Common Stock that are beneficially owned as a result of a previous distribution by FW Ventures I, L.P. and 4,500 shares of Common Stock that would be beneficially owned upon exercise of director options held by Mr. Wolfson.

(22)	Assumes that there are 24,323,242 shares of Common Stock outstanding as of October 20, 2011.

CUSIP No. 282225C103	SC 13D	Page 16 of 27

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Group III 31, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 4,041
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 4,041
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,041(23)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON OO

(23)	Represents the shares of Common Stock that are beneficially owned as a result of a previous distribution by FW Ventures I, L.P.

CUSIP No. 282225C103	SC 13D	Page 17 of 27

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON J. Taylor Crandall (in the capacity described herein)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,925,759
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,925,759
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,925,759(24)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.9%(25)
14	TYPE OF REPORTING PERSON IN

(24)
(i) Solely in his capacity as the sole member of Group III 31, LLC with respect to 4,041 shares of Common Stock, which represents the shares of Common Stock that are beneficially owned as a result of a previous distribution by FW Ventures I, L.P.; and (ii) solely in his capacity as the sole member of FW Management II, LLC with respect to 1,921,718 shares.  See footnote (15) to page relating to FW Management II, LLC.

(25)	Assumes that there are 24,323,242 shares of Common Stock outstanding as of October 20, 2011.

CUSIP No. 282225C103	SC 13D	Page 18 of 27

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Woodside Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 12,124
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 12,124
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,124(26)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON PN

(26)
Represents the shares of Common Stock that are directly owned by Woodside Partners, L.P. as a result of a previous distribution by FW Ventures I, L.P.  Woodside Partners, L.P. owns the shares through its general partner, Tonandowah, L.L.C., of which the sole member is Caroline Jean Crandall 1998 Trust, of which John Fant is the sole trustee.

CUSIP No. 282225C103	SC 13D	Page 19 of 27

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Tonandowah, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 12,124
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 12,124
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,124(27)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON OO

(27)	Solely in its capacity as the general partner of Woodside Partners, L.P. See footnote (26) to page relating to Woodside Partners, L.P.

CUSIP No. 282225C103	SC 13D	Page 20 of 27

Amendment No. 8 to Schedule 13D

This Amendment No. 8 to Schedule 13D is filed by the undersigned to amend Schedule 13D, filed on August 18, 2000 (the “Original Filing”), as amended by Amendment No. 1 to the Schedule 13D filed on February 15, 2001, as amended by Amendment No. 2 to the Schedule 13D filed on August 15, 2001, as amended by Amendment No. 3 to the Schedule 13D filed on April 6, 2004, as amended by Amendment No. 4 to the Schedule 13D filed on October 1, 2004, as amended by Amendment No. 5 to the Schedule 13D filed on December 28, 2004, as amended by Amendment No. 6 to the Schedule 13D filed on September 26, 2008 and as amended by Amendment No. 7 to the Schedule 13D filed on September 8, 2011.  Unless otherwise indicated, all capitalized terms shall have the same meaning as provided in the Original Filing.

Item 1.  Security and Issuer.

No material change.

Item 2.  Identity and Background.

No material change.

Item 3.  Source and Amount of Funds or Other Consideration.

No material change.

Item 4.  Purpose of Transaction.

Item 4 is hereby amended and supplemented by the addition of the following:

The Issuer has filed a shelf registration statement on Form S-3 with the SEC on October 25, 2011 (the “Shelf Registration”). The Shelf Registration registers an aggregate of 13,639,439 shares of common stock, which includes 10,639,439 shares of common stock (the “Secondary Shares”) of certain Reporting Persons and permits certain Reporting Persons to offer the Secondary Shares for sale from time to time directly to investors or through underwriters, dealers or agents as described in the “Plan of Distribution” of the Shelf Registration.

CUSIP No. 282225C103	SC 13D	Page 21 of 27

Item 5.  Interest in Securities of the Issuer.

(a)           Item 5(a) is hereby amended and supplemented by the addition of the following:

As of October 25, 2011, (i) OHCP beneficially owns 5,212,475 shares of the Common Stock or 21.4% of the issued and outstanding shares of the Common Stock; (ii) OHCMP beneficially owns 133,654 shares of the Common Stock or 0.5% of the issued and outstanding shares of the Common Stock; (iii) OHCP GenPar, because of its position as general partner of each of OHCP and OHCMP may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 5,346,129 shares of Common Stock or 22.0% of the issued and outstanding shares of the Common Stock; (iv) OHCP MGP, because of its position as general partner of OHCP GenPar may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 5,346,129 shares of Common Stock or 22.0% of the issued and outstanding shares of the Common Stock; (v) OHVF beneficially owns 785,820 shares of the Common Stock or 3.2% of the issued and outstanding shares of the Common Stock; (vi) OHVF GenPar, because of its position as general partner of OHVF may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 785,820 shares of Common Stock or 3.2% of the issued and outstanding shares of the Common Stock; (vii) OHVF MGP, because of its position as general partner of OHVF GenPar may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 785,820 shares of Common Stock or 3.2% of the issued and outstanding shares of the Common Stock; (viii) FWI beneficially owns 1,921,718 shares of the Common Stock or 7.9% of the issued and outstanding shares of the Common Stock; (ix) FWM, because of its position as general partner of FWI may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 1,921,718 shares of the Common Stock or 7.9% of the issued and outstanding shares of the Common Stock; (x) FW Group GenPar, Inc., because of its position as sole member of OHVF MGP may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 785,820 shares of the Common Stock or 3.2% of the issued and outstanding shares of the Common Stock; (xi) Capital beneficially owns 70,727 shares of Common Stock or 0.3% of the issued and outstanding shares of the Common Stock; (xii) Mr. Bass beneficially owns 283,315 shares of Common Stock or 1.2% of the issued and outstanding shares of Common Stock; (xiii) Mr. Brown beneficially owns 18,666 shares of Common Stock or 0.1% of the issued and outstanding shares of Common Stock; (xiv) Mr. Wolfson beneficially owns 20,666 shares of Common Stock or 0.1% of the issued and outstanding shares of Common Stock; (xv) Woodside beneficially owns 12,124 shares of Common Stock or less than 0.1% of the issued and outstanding shares of Common Stock; (xvi) Tonan, because of its position as general partner of Woodside, may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 12,124 shares of Common Stock or less than 0.1% of the issued and outstanding shares of Common Stock; (xvii) Group III beneficially owns 4,041 shares of Common Stock or less than 0.1% of the issued and outstanding shares of Common Stock; and (xviii) Mr. Crandall, because of his position as sole member of Group III and the sole member of FWM may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 1,925,759 shares of Common Stock or 7.9% of the issued and outstanding shares.

(b)           No material change.

CUSIP No. 282225C103	SC 13D	Page 22 of 27

(c)           No material change.

(d)           No material change.

(e)           Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

No material change.

Item 7.  Material to be Filed as Exhibits.

No material change.

CUSIP No. 282225C103	SC 13D	Page 23 of 27

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  October 25, 2011

OAK HILL CAPITAL PARTNERS, L.P.

By:	OHCP GenPar, L.P., its general partner

By:	OHCP MGP, LLC, its general partner

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

OAK HILL CAPITAL MANAGEMENT PARTNERS, L.P.

By:	OHCP GenPar, L.P., its general partner

By:	OHCP MGP, LLC, its general partner

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

OHCP GENPAR, L.P.

By:	OHCP MGP, LLC, its general partner

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

CUSIP No. 282225C103	SC 13D	Page 24 of 27

OHCP MGP, LLC

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

OAK HILL VENTURE FUND I, L.P.

By:	OHVF GenPar I, L.P., its general partner

By:	OHVF MGP I, LLC, its general partner

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

OHVF GENPAR I, L.P.

By:	OHVF MGP I, LLC, its general partner

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

OHVF MGP I, LLC

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

CUSIP No. 282225C103	SC 13D	Page 25 of 27

FW INVESTORS V, L.P.

By:	FW Management II, LLC, its general partner

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

FW MANAGEMENT II, LLC

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

FW GROUP GENPAR, INC.

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

/s/ Kevin G. Levy
KEVIN G. LEVY
Attorney-in-Fact for:
ROBERT M. BASS (1)

(1)	A Power of Attorney authorizing Kevin G. Levy, et al., to act on behalf of Robert M. Bass previously has been filed with the Securities and Exchange Commission.

CUSIP No. 282225C103	SC 13D	Page 26 of 27

CAPITAL PARTNERSHIP

By:	Margaret Lee Bass 1980 Trust, Managing Partner

By:	Panther City Investment Company, Trustee

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

GROUP III 31, LLC

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

/s/ David G. Brown
DAVID G. BROWN

/s/ Mark A. Wolfson
MARK A. WOLFSON

/s/ Kevin G. Levy
KEVIN G. LEVY
Attorney-in-Fact for:
J. TAYLOR CRANDALL (2)

(2)	A Power of Attorney authorizing Kevin G. Levy, et al., to act on behalf of J. Taylor Crandall previously has been filed with the Securities and Exchange Commission.

CUSIP No. 282225C103	SC 13D	Page 27 of 27

WOODSIDE PARTNERS, L.P.

By:	Tonandowah, L.L.C., its general partner

By:	/s/ John H. Fant
Name: John H. Fant
Title: Vice President

TONANDOWAH, L.L.C.

By:	/s/ John H. Fant
Name: John H. Fant
Title: Trustee of the Caroline Jean Crandall 1998 Trust, sole member of Tonandowah, L.L.C.